EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of BreitBurn Energy Partners L.P. of our report dated November 29, 2012 relating to the Statement of Revenues and Direct Operating Expenses of the acquired properties pursuant to the November 21, 2012 Contribution Agreement with American Energy Operations, Inc., which appears in BreitBurn Energy Partners L.P.’s Current Report on Form 8-K dated December 6, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Hutchinson and Bloodgood LLP

Glendale, California

December 10, 2012